EXHIBIT 3.1

THIRD AMENDED AND RESTATED CERTIFICATE

OF INCORPORATION OF

DAVE & BUSTER’S ENTERTAINMENT, INC.

Dave & Buster’s Entertainment, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

1. The Corporation filed its original certificate of incorporation with the Secretary of State of the State of Delaware on April 28, 2010, under the name Games Acquisition Corp., filed an Amended and Restated Certificate of Incorporation on June 1, 2010 to change the name of the Corporation to Dave & Buster’s Parent, Inc., filed a Certificate of Amendment on July 14, 2011 to change the name of the Corporation to Dave & Buster’s Entertainment, Inc., filed a Second Certificate of Amendment on October 9, 2014 to effectuate a stock split of its Common Stock, and filed a Second Amended and Restated Certificate of Incorporation on October 16, 2014.

2. This Third Amended and Restated Certificate of Incorporation, which restates, integrates and further amends the certificate of incorporation of the Corporation as heretofore amended and restated, has been duly adopted by the Corporation in accordance with Sections 242 and 245 of the DGCL and has been adopted by the requisite vote of the stockholders of the corporation.

3. The date of filing of this Third Amended and Restated Certificate of Incorporation is June 17, 2016 (the “Effective Time”).

4. The certificate of incorporation is hereby amended and restated in its entirety to read as follows:

ARTICLE I

NAME

The name of the corporation is “Dave & Buster’s Entertainment, Inc.” (hereinafter called the “Corporation”).

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, State of Delaware, 19808. The name of the registered agent of the Corporation in the State of Delaware at such address is Corporation Service Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

CAPITAL STOCK

(A) Classes of Stock. The total number of shares of all classes of capital stock that the Corporation is authorized to issue is 450,000,000 shares, which shall be divided into two classes of stock to be designated “Common Stock” and “Preferred Stock”. The total number of shares of Common Stock that the Corporation is authorized to issue is 400,000,000 shares, par value $0.01 per share. The total number of shares of Preferred Stock that the Corporation is authorized to issue is 50,000,000 shares, par value $0.01 per share. Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of either the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL, and no vote of the holders of either the Common Stock or Preferred Stock voting separately as a class shall be required therefor.

(B) Common Stock. The powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions of the Common Stock, are as follows:

1. Ranking. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by such rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors of the Corporation (the “Board”) upon any issuance of the Preferred Stock of any series.

2. Voting. Except as otherwise provided by law or by the resolution or resolutions providing for the issue of any series of Preferred Stock, the holders of outstanding shares of Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. Notwithstanding any other provision of this Third Amended and Restated Certificate of Incorporation (as the same may be further amended and/or restated from time to time, including the terms of any Preferred Stock Designation (as defined below), this “Certificate of Incorporation”) to the contrary, the holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation) or the DGCL. On each matter on which they are entitled to vote, the holders of the outstanding shares of Common Stock shall be entitled to one (1) vote for each share of Common Stock held by such stockholder.

3. Dividends. Subject to the rights of the holders of Preferred Stock, holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation when, as and if declared thereon by the Board from time to time out of assets or funds of the Corporation legally available therefor.

4. Liquidation. Subject to the rights of the holders of Preferred Stock, holders of shares of Common Stock shall be entitled to receive the assets and funds of the Corporation available for distribution to stockholders in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary. A liquidation, dissolution or winding up of the affairs of the Corporation, as such terms are used in this Section (B)(4), shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other person or a sale, lease, exchange or conveyance of all or a part of its assets.

(C) Preferred Stock.

Shares of Preferred Stock may be issued from time to time in one or more series. The Board is hereby authorized to provide by resolution or resolutions from time to time for the issuance, out of the unissued shares of Preferred Stock, of one or more series of Preferred Stock by filing a certificate pursuant to the DGCL (the “Preferred Stock Designation”), setting forth such resolution or resolutions and, with respect to each such series, establishing the number of shares to be included in such series, and fixing the voting powers, full or limited, or no voting power of the shares of such series, and the designation, preferences and relative, participating, optional or other special rights, if any, of the shares of each such series and any qualifications, limitations or restrictions thereof. The powers, designation, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations and restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. The authority of the Board with respect to each series of Preferred Stock shall include, but not be limited to, the determination of the following:

1. the designation of the series, which may be by distinguishing name, number, letter or title;

2. the number of shares of the series, which number the Board may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding);

3. the rights in respect of any dividends (or methods of determining the dividends), if any, payable to the holders of the shares of such series, any conditions upon which such dividends shall be paid, the amounts or rates at which dividends, if any, will be payable on, and the preferences, if any, of shares of such series in respect of dividends, whether such dividends, if any, shall be cumulative or noncumulative and the date or dates upon which such dividends shall be payable;

4. the redemption rights and price or prices, if any, for shares of the series, the form of payment of such price or prices (which may be cash, property or rights, including securities of the Corporation or another corporation or entity) for which, the period or periods within which and the other terms and conditions upon which the shares of such series may be redeemed, in whole or in part, at the option of the Corporation or at the option of the holder or holders thereof or upon the happening of a specified event or events, if any, including the obligation, if any, of the Corporation to purchase or redeem shares of such series pursuant to a sinking fund or otherwise;

5. the amounts payable out of the assets of the Corporation on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

6. whether the shares of the series shall be convertible into or exchangeable for, shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

7. any restrictions on the issuance of shares of the same series or any other class or series;

8. the voting rights, if any, of the holders of shares of the series generally or upon specified events; and

9. any other powers, preferences and relative, participating, optional or other special rights of each series of Preferred Stock, and any qualifications, limitations or restrictions thereof, all as may be determined from time to time by the Board and stated in the resolution or resolutions providing for the issuance of such series of Preferred Stock.

Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law.

ARTICLE V

MANAGEMENT

This Article V is inserted for the management of the business and for the conduct of the affairs of the Corporation.

(A) General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board, except as otherwise provided by law.

(B) Election of Directors; Number of Directors. At each annual meeting, directors shall be elected to hold office until the next annual meeting and until their successors have been duly elected and qualified; except that if any such election shall be not so held, such election shall take place at a stockholders’ meeting called and held in accordance with the DGCL. At any meeting of stockholders at which directors are to be elected, directors shall be elected by the plurality vote of the votes cast by the holders of shares present or represented at the meeting and entitled to vote thereon. Subject to the rights of holders of any series of Preferred Stock to elect additional directors, the number of the directors of the Corporation shall be fixed from time to time by resolution of the Board.

(C) Vacancies. Subject to the rights of holders of any series of Preferred Stock to elect directors, any newly created directorship that results from an increase in the number of directors or any vacancy on the Board that results from the death, disability, resignation, disqualification or removal of any director or from any other cause shall be filled solely by the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director and shall not be filled by the stockholders. Any director elected to fill a vacancy shall hold office for the remaining term of his or her predecessor.

(D) Removal. Any director or the entire Board may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

(E) Committees. Pursuant to the Amended and Restated Bylaws of the Corporation (as the same may be amended and/or restated from time to time, the “Bylaws”), the Board may establish one or more committees to which may be delegated any or all of the powers and duties of the Board to the full extent permitted by law.

ARTICLE VI

ELECTION OF DIRECTORS

Unless and except to the extent that the Bylaws shall so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE VII

EXCULPATION AND INDEMNIFICATION OF DIRECTORS

(A) Limited Liability. To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. No repeal or modification of this Article VII shall apply to or have any adverse effect on any right or protection of, or any limitation of the liability of, a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

(B) Right to Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation, or has or had agreed to become a director or officer of the Corporation, or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a limited liability company, partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in section (D) of this Article VII, the Corporation shall be required to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized in the specific case by the Board.

(C) Prepayment of Expenses. The Corporation shall to the fullest extent not prohibited by applicable law, as the same exists or may hereafter be amended, pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by or on behalf of the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article VII or otherwise.

(D) Claims. If a claim for indemnification (following the final disposition of such proceeding) or advancement of expenses under this Article VII is not paid in full within thirty (30) days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense (including attorneys’ fees) of prosecuting such claim. In any such proceeding the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

(E) Nonexclusivity of Rights. The rights conferred on any Covered Person by this Article VII shall not be exclusive of any other rights which such Covered Person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, the Bylaws, written agreement approved by the Board, vote of stockholders or disinterested directors or otherwise.

(F) Amendment or Repeal. Any repeal or modification of the foregoing provisions of this Article VII shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such repeal or modification.

(G) Other Indemnification and Prepayment of Expenses. This Article VII shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

(H) The Corporation hereby acknowledges that any Covered Persons that are employees of the Oak Hill Funds, Oak Hill Capital Management, LLC or any of their respective affiliates (the “Oak Hill Covered Persons”) have, or may in the future have, certain rights to indemnification, advancement of expenses and/or insurance provided by the Oak Hill Funds or other persons or entities that, directly or indirectly, (i) are controlled by, (ii) control, or (iii) are under common control with, the Oak Hill Funds (collectively, the “Other Indemnitors”). The Corporation hereby agrees (i) that it is the indemnitor of first resort (i.e., its obligations to the Oak Hill Covered Persons are primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification or to provide insurance for the same expenses or liabilities incurred by the Oak Hill Covered Persons are secondary), (ii) that it shall be required to advance the full amount of expenses incurred by the Oak Hill Covered Persons and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Certificate of Incorporation and the Bylaws (or any other agreement between the Corporation and the Oak Hill Covered Persons), without regard to any rights the Oak Hill Covered Persons may have against the Other Indemnitors (whether pursuant to this Certificate of Incorporation, the Bylaws or any other agreement between the Corporation and the Oak Hill Covered Persons, or law), and (iii) that it irrevocably waives, relinquishes and releases the Other Indemnitors from any and all rights and claims against the Other Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. Any insurance coverage provided, obtained or paid for by the Corporation, on the one hand, and any Other Indemnitor, on the other hand, shall be subject to the same primary and secondary liability hierarchy set forth in this section (H) of this Article VII. The Corporation shall use its reasonable best efforts to cause any insurance coverage policy contemplated by this section (H) of this Article VII and obtained by the Corporation to contain the same primary and secondary liability hierarchy as set forth in this section (H) of this Article VII. The Corporation further agrees that no advancement or payment by the Other Indemnitors on behalf of the Oak Hill Covered Persons with respect to any claim for which the Oak Hill Covered Persons have sought indemnification from the Corporation shall affect the foregoing and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Oak Hill Covered Persons against the Corporation. The Corporation and the Oak Hill Covered Persons agree that the Other Indemnitors are express third party beneficiaries of the terms of this section (H) of this Article VII.

For purposes of this Certificate of Incorporation, “Oak Hill Funds” shall mean, collectively, Oak Hill Capital Partners III, L.P., Oak Hill Capital Management Partners III, L.P., funds managed or advised by Oak Hill Capital Management, LLC and each of their respective affiliates (within the meaning of Section 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

ARTICLE VIII

STOCKHOLDER ACTION

(A) Any action required or permitted to be taken by the stockholders of the Corporation must be effected (i) at a duly called annual or special meeting of such holders or (ii) without a meeting by the written consent of such holders. Notwithstanding the foregoing, in the event the Oak Hill Funds collectively own less than forty percent (40.0%) of the then outstanding shares of the Common Stock, then any action required or permitted to be taken by the stockholders of the Corporation may not be effected by any written consent in lieu of a meeting by such stockholders; provided, however, that any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Preferred Stock Designation.

(B) Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time only (1) by or at the direction of the Board, (2) by or at the direction of the Chief Executive Officer of the Corporation or (3) by the Secretary of the Corporation upon the written request of the Oak Hill Funds or any person that acquires (other than through a registered public offering or through a broker’s transaction executed on any securities exchange or other over-the-counter market) from the Oak Hill Funds ten percent (10%) or more of the issued and outstanding Common Stock, as applicable, provided that the Oak Hill Funds or such person that acquires (other than through a registered public offering or through a broker’s transaction executed on any securities exchange or other over-the-counter market) from the Oak Hill Funds ten percent (10%) or more of the issued and outstanding Common Stock is a holder of ten percent (10%) or more of the issued and outstanding Common Stock (other than through a registered public offering or through a broker’s transaction executed on any securities exchange or other over-the-counter market). Except as provided in the preceding sentence, special meetings of the stockholders of the Corporation may not be called by any person or persons.

(C) Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided by the Bylaws.

ARTICLE IX

SECTION 203 OF THE DGCL

(A) The Corporation shall not be governed by Section 203 of the DGCL.

(B) Notwithstanding the foregoing, the Corporation shall not engage in any business combination (as defined below), at any point in time at which the Corporation's Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, with any interested stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an interested stockholder, unless:

(1) prior to such time, the Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; or

(2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least eighty-five percent (85%) of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (1) persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(3) at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least sixty-six and two-thirds percent (66⅔%) of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.

(C) For purposes of this Article IX, references to:

(1) “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

(2) “associate” when used to indicate a relationship with any person, means: (1) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of twenty percent (20%) or more of any class of voting stock; (2) any trust or other estate in which such person has at least a twenty percent (20%) beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (3) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(3) “business combination” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

(i) any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (i) with the interested stockholder, or (ii) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation the first paragraph of this Article IX is not applicable to the surviving entity;

(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to ten percent (10%) or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

(iii) any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (a) pursuant to the exercise, exchange or conversion of the securities exercisable for, exchangeable for or convertible into stock of the Corporation or any subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (b) pursuant to a merger under Section 251(g) of the DGCL; (c) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (d) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (e) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (c)-(e) of this section (C)(3)(iii) of this Article IX shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

(iv) any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

(v) any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in section (C)(3)(i)-(iv) above of this Article IX) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

(4) “control,” including the terms “controlling,” “controlled by” and “under common control with” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of twenty percent (20%) or more of the outstanding voting stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Article IX, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(5) “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (1) is the owner of fifteen percent (15%) or more of the outstanding voting stock of the Corporation, or (2) is an affiliate or associate of the Corporation and was the owner of fifteen percent (15%) or more of the outstanding voting stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder, and the affiliates and associates of such person; provided, however, that the term “interested stockholder” shall in no case include or be deemed to include, either of the Oak Hill Funds, any Oak Hill Direct Transferee, any Oak Hill Indirect Transferee or any of their respective affiliates or successors or any group, or any member of any such group, to which such persons are a party under Rule 13d-5 of the Exchange Act, or (2) any person whose ownership of share in excess of the fifteen percent (15%) limitation set forth herein is the result of any action taken solely by the Corporation; provided that such person specified in this clause (2) shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include voting stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(6) “Oak Hill Direct Transferee” means any person that acquires (other than through a registered public offering or through a broker’s transaction executed on any securities exchange or other over-the-counter market) directly from the Oak Hill Funds or any of their respective affiliates or successors or a "group", or any member of any such group, of which such persons are a party under Rule 13d-5 of the Exchange Act, beneficial ownership of five percent (5%) or more of the then outstanding voting stock of the Corporation; provided that such person was not an “interested stockholder” prior to such acquisition.

(7) “Oak Hill Indirect Transferee” means any person that acquires (other than through a registered public offering or through a broker’s transaction executed on any securities exchange or other over-the-counter market) directly from any Oak Hill Direct Transferee or any other Oak Hill Indirect Transferee, beneficial ownership of five percent (5%) or more of the then outstanding voting stock of the Corporation; provided that such person was not an “interested stockholder” prior to such acquisition.

(8) “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:

(i) beneficially owns such stock, directly or indirectly; or

(ii) has (a) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants, options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (b) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or

(iii) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (b) of section (C)(8)(ii) above of this Article IX), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

(9) “person” means any individual, corporation, partnership, or unincorporated association or other entity.

(10) “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(11) “voting stock” means stock of any class or series entitled to vote generally in the election of directors.

ARTICLE X

SEVERABILITY

If any provision or provisions (or any part thereof) of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

ARTICLE XI

AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the DGCL may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article XI. Subject to applicable law, and subject to the rights of the holders of any series of Preferred Stock pursuant to any Preferred Stock Designation, the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon shall be required to amend, alter, change or repeal any provision of this Certificate of Incorporation, or to adopt any new provision of this Certificate of Incorporation provided, however, notwithstanding anything to the contrary contained herein, Article V (Management), Article VI (Election of Directors), Article VII (Exculpation and Indemnification of Directors), Article VIII (Stockholder Action), Article IX (Section 203 of the DGCL) Article X (Severability) Article XII (Amendment of Bylaws), Article XIII (Forum), Article XIV (Corporate Opportunities) and this Article XI (Amendment of Certificate of Incorporation) may not be amended, modified or repealed (or any provision adopted inconsistent with such provisions) by the stockholders without the affirmative vote of the holders of at least sixty-six and two-thirds percent (66⅔%) of the voting power of the Corporation’s then outstanding shares of stock entitled to vote thereon, voting together as a single class at any annual or special meeting of the stockholders in which notice of such amendment, modification, repeal or adoption is contained; provided further that, for so long as Oak Hill or any person that has acquired (other than through a registered public offering or through a broker’s transaction executed on any securities exchange or over-the-counter market) from the Oak Hill Funds ten percent (10%) or more of the issued and outstanding Common Stock is a holder of ten percent (10%) or more of the issued and Common Stock, any alteration, amendment or repeal, in whole or in part, of section (H) of Article VII (Exculpation and Indemnification of Directors) and Article VIII (Stockholder Action) shall require the affirmative approval of the Oak Hill Funds or any such acquirer, as applicable.

ARTICLE XII

AMENDMENT OF BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board is expressly authorized and empowered to adopt, amend and repeal the Bylaws by the affirmative vote of a majority of the total number of directors present at a regular or special meeting of the Board at which there is a quorum or by unanimous written consent. The Bylaws may also be amended, altered or repealed and new Bylaws may be adopted by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the Corporation’s then outstanding shares entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE XIII

FORUM

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of the Corporation, (2) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or employee of the Corporation to the Corporation or the Corporation’s stockholders, (3) any action asserting a claim arising pursuant to any provision of the DGCL, or (4) any action asserting a claim governed by the internal affairs doctrine. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XIII.

ARTICLE XIV

CORPORATE OPPORTUNITIES

To the fullest extent permitted by Section 122(17) of the DGCL and except as may be otherwise expressly agreed in writing by the Corporation and the Oak Hill Funds, the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities, which are from time to time presented to the Oak Hill Funds or any of their respective managers, officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries (other than the Corporation and its subsidiaries), even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and no such person or entity shall be liable to the Corporation or any of its subsidiaries for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such person or entity pursues or acquires such business opportunity, directs such business opportunity to another person or entity or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries unless, in the case of any such person who is a director or officer of the Corporation, such business opportunity is expressly offered to such director or officer in writing solely in his or her capacity as a director or officer of the Corporation. Any person or entity purchasing or otherwise acquiring any interest in any shares of stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XIV. Neither the alteration, amendment, addition to or repeal of this Article XIV, nor the adoption of any provision of this Certificate of Incorporation (including any certificate of designations relating to any series or class of Preferred Stock) inconsistent with this Article XIV, shall eliminate or reduce the effect of this Article XIV in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article XIV, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption.

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IN WITNESS WHEREOF, this Third Amended and Restated Certificate of Incorporation has been executed on this 17th day of June, 2016.

DAVE & BUSTER’S ENTERTAINMENT, INC.

By:	/s/ Jay L. Tobin
Name: Jay L. Tobin
Title: Senior Vice President,
General Counsel and Secretary